Exhibit 10.10

SUPPLY AGREEMENT

On the date of signature this Supply Agreement has been entered into by

XTENT Inc.
125 Constitution Drive
Menlo Park, CA 94025
USA
hereinafter referred to as “XTENT”

and by

Fortimedix B.V.
Horselstraat 1
6361 HC Nuth
The Netherlands
hereinafter referred to as “Fortimedix”

1.              Purpose

As XTENT is a manufacturer of medical devices and wishes to purchase certain products manufactured by Fortimedix pursuant to XTENT’s designs and specifications (“Products”) for use in or with XTENT’s devices, this Agreement describes all contractual aspects of the specification, ordering, manufacturing, pricing and payment of the Products as the parties deem necessary in association with Fortimedix’s supply of Products to XTENT.

2.              Products

The Products supplied by Fortimedix to XTENT are listed and specified in Appendix 1, which forms an integral part of this Agreement.

3.              Validity

This Agreement is valid for an initial period of three (3) years from the date of March 18, 2007 (Validity Period), subject to Section 5 hereof. The Agreement can be cancelled with effect at the end of the Validity Period by either party through written notice at least six (6) months prior to the end of the Validity Period. If no such notice has been given by either party, the Validity Period will be automatically extended by one year. The Validity Period will be automatically extended for an additional one-year period at the end of such one year extension and each year thereafter as long as neither party gives the aforementioned six-month cancellation notice.

XTENT may terminate this Agreement by written notice prior to the end of the Validity Period if Fortimedix fails to deliver, pursuant to XTENT’s specifications (as set forth in Section 14) and delivery schedules, at least 90% of XTENT’s ordered quantity of Products specified in any three orders (consecutive or not consecutive) within any six-month period, Fortimedix fails to cure such failure within fourteen (14) days of receiving written notice from XTENT, and such failure is not attributable to any action or inaction of XTENT in violation of this Agreement.

Both parties are entitled to terminate this Agreement by written notice prior to the end of the Validity Period with immediate effect:

a)              In the event of a material default on the part of the other party, provided that notice of default is given in writing, including specific charges of default and requirements to cure, and the party receiving the notice of default fails to cure within ninety (90) days from its receipt of such notice.

b)             In the event of bankruptcy or liquidation on the part of the other party.

c)              In the event of dissolution on the part of the other party.

4.              Quantities

Fortimedix will build production capacity for a monthly volume of [*] units of the Products by the end of 2007 and will keep this capacity available for supply to XTENT. No later than January

Fortimedix initials ____

XTENT initials ____

Certain Confidential Information contained in this document, marked by “[*],” has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

31, 2008, the parties shall agree upon any further production capacity to be added by Fortimedix by the end of 2008, which shall be no less than that capacity needed to deliver any Minimum Quantity agreed to for the year 2009 as set forth below.

5.              Minimum Orders

XTENT shall order from Fortimedix a minimum of [*] units in 2007, [*] units in 2008 and a minimum quantity of units in 2009 to be agreed upon as set forth below (“Minimum Quantity”), unless this Agreement is terminated prior to the relevant year. On or after December 1, 2007, the parties shall negotiate in good faith to agree upon the Minimum Quantity for 2009. The parties presently intend to agree upon a Minimum Quantity for 2009 which is no less than that for 2008, provided the parties are satisfied with the relationship and XTENT remains on schedule to receive regulatory approvals in the US and Europe; however, notwithstanding the foregoing, the parties understand that nothing in this Agreement binds either party to any Minimum Quantity for 2009 unless agreed to in writing by both parties on or after December 1, 2007. If the parties cannot reach agreement for such Minimum Quantity by January 31, 2008, Fortimedix may (i) give written notice of its intent to terminate the Agreement at the end of 2008; or (ii) continue with the Agreement with no Minimum Quantity requirement for 2009.

In the event that XTENT fails to receive approval for an Interventional Device Exemption (IDE) by the US Food and Drug Administration by December 31, 2007, the Minimum Quantity for 2008 shall not apply until such time as XTENT receives IDE approval, and the Minimum Quantity for 2008 will then apply to the year beginning on the date of such approval, and any Minimum Quantity agreed-to for 2009 will apply to the year beginning one year and one day from such approval.  The Validity Period set forth in Section 3 shall be extended as necessary to carry out the foregoing.

No later than January 31st of each of 2008, 2009 and 2010, Fortimedix will supply XTENT with an accounting of quantities of Products ordered and delivered during the preceding calendar year. If both the quantity ordered by XTENT and the quantity delivered by Fortimedix are lower than the Minimum Quantity for the applicable year, Fortimedix shall notify XTENT in writing of the difference. Within thirty (30) days of receiving such notice, XTENT shall issue a purchase order for the difference between the quantity ordered for the calendar year and the applicable Minimum Quantity. Upon delivery of the quantity ordered, Fortimedix will invoice XTENT for such quantity, and payment of the invoiced amount would become due within 30 days from the date of invoicing.

After the first three years of the Validity Period, if the Validity Period is extended, no minimum order will be required.

6.              Collaborative Planning

XTENT will provide Fortimedix with a three-month rolling forecast of Product volumes to be delivered. The forecast will be issued before the end of the first week of each month and the volumes indicated for that month are to be considered as a firm order, whereas the quantities indicated for the second month are a forecast within a band of 10% more or less and the quantities indicated for the third month are a forecast within a band of 20% more or less. XTENT will inform Fortimedix promptly about any forecast changes and Fortimedix will inform XTENT promptly about any possible capacity constraints.

7.              Specifications, Protocols, and Processes and Change of Specifications, Protocols, and Processes

Fortimedix shall manufacture Products in accordance with the Specifications set forth in Appendix 1. If Fortimedix finds it necessary or desirable to change any specifications, protocols, or processes, Fortimedix shall give XTENT notice and not implement any such change without XTENT’s consent. Such consent, as well as the scope of the changes, shall be documented and obtained prior to implementation of identified changes. If XTENT similarly finds it necessary or desirable to change any Specification or protocols, then it will so notify Fortimedix and Fortimedix will use reasonable efforts to effect such change. If any change requested by XTENT will increase or decrease Fortimedix’s cost of the Product, before effectuating such change, XTENT and Fortimedix shall agree to change the price on Appendix 2 hereto pursuant to good faith

Certain Confidential Information contained in this document, marked by “[*],” has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

negotiations it being the intent hereof that the revised price change be proportionate to the change in Fortimedix’s costs associated with the change requested in the Specification. To facilitate effectuation of this section, Fortimedix will provide to XTENT such information as is necessary for XTENT to evaluate and confirm all cost changes.

8.              Exclusivity

Fortimedix shall not develop, manufacture, sell, advise or supply any other form of assistance concerning products in the XTENT Field as hereinafter defined for third parties other than those agreed upon by XTENT. The “XTENT Field” shall mean [*].

9.              Manufacturing Lead Times

Fortimedix guarantees the ex-works delivery of Products in 21 days from the date of receipt of XTENT’s purchase order. Fortimedix will make all reasonable efforts to facilitate less than standard lead time orders and will promptly confirm XTENT all delivery dates of less than the standard lead time.

Fortimedix’s obligations hereunder, shall be excused by strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of common carrier, acts of government agencies or instrumentalities, or judicial action to the extent such government or judicial action is not resulting from Fortimedix’s negligence, wilful wrongdoing or other action in breach of this Agreement.

10.       Traceability, Audits, and Quality System

Fortimedix will provide XTENT with traceability records of the Products in accordance with XTENT’s quality procedures. XTENT or any regulatory body associated with approval of XTENT’s products shall have the right to audit Fortimedix facility with thirty (30) days advance written notice. Fortimedix agrees to respond to any audit observations within thirty (30) days after written notification of the audit observation.

Fortimedix agrees to maintain a Quality System sufficient to manufacture Products meeting XTENT specifications as well as any applicable regulatory requirements. Fortimedix agrees to notify XTENT in writing of planned significant changes to the Quality System prior to implementation of the changes.

11.       Packing

All Products shall be suitable packed and shipped to XTENT by Fortimedix in the manner specified by XTENT. If packing is not specified, the Product shall be packed in a commercially reasonable manner.

12.       Delivery Terms

Fortimedix shall deliver the Products on an Ex-Works basis (Incoterms 2000). XTENT will instruct Fortimedix which carriers to use for XTENT’s risk and expense. XTENT is responsible for the insurance of the Product as of the moment that they have been handed over to the first carrier on Fortimedix’s premises.

13.       Price and Payment Terms

All orders for Products hereunder shall be subject to XTENT’s standard Purchase Order Terms and Conditions, which are attached hereto as Appendix 3 and shall form part of this Agreement.  In the event of a conflict between the terms of the Purchase Order Terms and Conditions and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prices of the Product are specified in Appendix 2. These prices are valid throughout the duration of this Supply Agreement. Fortimedix will assume full responsibility for offsetting the effects of possible cost inflation. Fortimedix agrees that the price charged for the Products shall be [*].

Certain Confidential Information contained in this document, marked by “[*],” has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

[*]. All credit notes are immediately deductible from any outstanding payments. Fortimedix shall invoice XTENT only upon shipment Ex-Works Fortimedix’s facility.

If XTENT is in delay of payment for more than 30 days, Fortimedix is allowed to charge an interest fee equal to the 3-months European Interbank Offered Rate (EURIBOR) plus 2,0%-points. If XTENT is in delay of payment for more than 60 days or if Fortimedix in its sole discretion finds reasons to believe that XTENT’s ability to pay is severely impaired, it may suspend deliveries until late payment has been remedied or the ability to pay has been demonstrated, without such suspension of delivery being a breach of contract.

14.       Right of Return

Products found not to be in accordance with the quality and control requirements, as set forth in the Specifications as per Appendix 1 will be returned to Fortimedix with a notice from XTENT identifying and specifying, in reasonable detail, the Products rejected and the reasons for rejection. Unless Fortimedix’s inspections provide firm evidence that the Products were in accordance with the quality and control requirement, XTENT will be credited for the full payments related to those non-compliant Products. In the event of disagreement between the parties as to whether any delivered Products meet XTENT’s specifications, each party shall designate an independent third party expert to inspect such Products and mutually decide the issue. If such experts are unable to reach agreement, the matter shall be referred to arbitration pursuant to Section 23.

15.       Warranties

a)              Fortimedix represents and warrants that all of the Products delivered to XTENT under this Agreement will comply with the Specifications as per Appendix 1 and that the Products will be free from any defects in product and workmanship. This is the sole and exclusive warranty given by Fortimedix with respect to the Product. Fortimedix makes no other warranty and hereby expressly disclaims all other representation or warranties of any kind, express or implied. No implied warranty of merchantability, no implied warranty of fitness for any particular purpose, and no implied warranty arising by usage of trade, course of dealing or course of performance is made by Fortimedix.

b)             XTENT shall not be liable for, and Fortimedix assumes responsibility for and agrees to indemnify and hold harmless XTENT from, all personal injury and property damages that occur during Fortimedix’s products formulation, fabrication, or manufacturing process or for claims based on violations of federal, state or local laws or regulations applicable to employee or environmental protection, in connection with such manufacturing process (e.g., a claim based on Fortimedix’s violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous products).

c)              Fortimedix represents and warrants to XTENT that it has not entered into any agreement, which conflicts with the terms of this Agreement, and that it will not do so during the duration of this Agreement.

d)             XTENT shall indemnify and hold harmless Fortimedix, and agrees to defend any action or claim against XTENT for patent infringement or infringement of any other intellectual property right as a result of the use of the Product except to the extent such action or claim arises out of the alleged infringement by Fortimedix of patents or other intellectual property rights related to manufacturing processes or equipment used by Fortimedix for the manufacture of Products for XTENT.

e)              XTENT agrees to indemnify and hold harmless Fortimedix, its officers, agents, employees and authorized representatives from and against any and all costs or damages arising out of or related to any claim or lawsuit for personal injury or death to any person as a result of a defect

Certain Confidential Information contained in this document, marked by “[*],” has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

or malfunction of any XTENT medical device in which Fortimedix’s Product is used, as long as the Fortimedix Product was manufactured within established Specifications and was free from defects in product and workmanship when received by XTENT. XTENT will defend, manage and assume all costs of any lawsuit or claim related to this indemnification. Fortimedix will notify XTENT promptly after Fortimedix becomes aware of any claim by any third party with respect to which Fortimedix would be entitled to indemnification hereunder. Fortimedix will not settle or offer to settle any such claim or lawsuit without XTENT’s prior written approval.

f)                In no event shall either party hereto be liable to the other for any consequential, indirect, incidental, exemplary or special damages of any kind, including loss of profit and/or revenue.

16.       Proprietary Rights

a)              No license under any intellectual property of Fortimedix, including patents and trade secrets, is granted herein.

b)             XTENT is the owner of all intellectual property rights with regard to the Products, including patents and trade secrets. No license under any intellectual property of XTENT, including patents and trade secrets, is granted herein.

c)              Any inventions by a party hereto (First Party) which are derived from the Confidential Information of the other party (Second Party) shall be owned by the Second Party, and the First Party agrees to assign such invention to the Second Party, execute any documents, and perform such other acts as may be necessary or useful to perfect the Second Party’s ownership thereof.  Confidential Information shall mean all information relating to the technology, products, services, personnel, customers, or business of the Second Party which is received directly or indirectly by the First Party unless such information (i) is in the public domain not due to any act of the First Party; (ii) was received from a third party not under any obligation to the Second Party to maintain such information in confidence; or (iii) is developed independently by employees or agents of the First Party who do not have access to or knowledge of the Confidential Information of the Second Party.

d)             Any inventions by Fortimedix in the XTENT Field (as defined in Section 8) during the term of this Agreement shall be owned by XTENT, and Fortimedix agrees to assign any such inventions to XTENT, execute any documents, and perform such other acts as may be necessary or useful to perfect XTENT’s ownership thereof.  For purposes of clarity, the XTENT Field shall not include stent cutting or polishing methods, processes, or machinery.

17.       Replacement of Prior Agreements

This Agreement contains the entire understanding of the parties with respect to the supply of the Products during the term of this Agreement and voids and supersedes all prior negotiations, contracts, agreements, undertakings and understandings, whether written or oral, if any, between the parties. This Agreement may from time to time be changed but only by an instrument in writing, signed by both parties, which specifically states that it is an amendment hereto.

18.       Non-Compliance of Other Documents with Supply Agreement

Sales of Products hereafter shall be governed by this Agreement and such other documents normally used by the parties for such transactions including, but not limited to, purchase orders, confirmations, shipping documents and invoices provided, however, that if the terms and provisions of any such document or other communication from one party to the other respecting this Agreement or the Products hereunder are in conflict with this Agreement, this Agreement shall be deemed controlling.

19.       Independence of Parties

Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency or similar endeavour between the parties hereto. Each party shall act solely as an independent contractor and neither part shall have any power or authority to directly or indirectly bind or act on behalf of the other.

20.       Assignment

This Agreement may not be assigned by any party, without the prior written consent of the other party, except to (1) a direct or indirect wholly-owned subsidiary, (2) any third party who shall acquire, by sale of assets or otherwise (including merger), all or substantially all of the assets or a controlling share of the stock of such party or (3) any entity 50.5% or more of the equity interest in which are owned by shareholders of such party. No such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon any permitted assignee or successor in interest of either party; provided, however, that any successor in interest of XTENT, whether by acquisition, merger or otherwise, may terminate this Agreement by providing written notice to Fortimedix and payment of the amount which would be due for delivery of the greater of the undelivered quantity of any then-current 3-month forecast or the undelivered portion of the total of any Minimum Quantities agreed to for such year and any subsequent years of the Validity Period, if any.

21.       Partial Invalidity of Agreement

If any provision of this Agreement is held by any competent authority to be invalid or unenforceable in whole or in part, the validity of the other provisions of this Agreement and the remainder of the provisions in question shall not be affected thereby.

22.       Changes

Change proposals or changes subjected to the Agreement have to be studied before changes can be executed. All changes requested by XTENT or Fortimedix must be mutually agreed upon before such changes are implemented by one of the parties. All notices, requests, proposals or other communication required or permitted to be given under this Agreement shall be in writing. Any notice given as aforesaid shall be deemed given and effective upon actual delivery. Any party may change its address by notice given in accordance herewith.

23.       Dispute Resolution

The Parties agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in accordance with the arbitration rules and procedures of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with said rules.  Any such arbitration shall be held in London, United Kindom. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties, and each Party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.  Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.

24.       Counterpart copies

This Agreement may be signed in one or more counterpart copies all of which together shall constitute one Agreement and each of which may equally evidence this Agreement.

25.       Governing Law, Language

This Agreement shall be construed and interpreted under and in accordance with the laws of The Netherlands. The official text of this Agreement shall be in English. Should the parties sign or execute a version of this Agreement in another language, any interpretation or construction thereof shall be based solely on the English language text.

In witness of all the above, parties hereto have caused this Agreement to be executed as of the day and year first written above.

For and on behalf of Fortimedix B.V.		For and on behalf of XTENT Inc.
For and on behalf of Fortimedix B.V.		For and on behalf of XTENT Inc.
Name:	MARC VAN DE GRAAF	Name:	HENRY A. PLAIN, JR.
Title:	CEO	Title:	Chairman
Date:	03 April 2007	Date:	3/27/07
Signature:	/s/ MARC VAN DE GRAAF	Signature:	/s/ HENRY A. PLAIN, JR.

APPENDIX 1: PRODUCT SPECIFICATIONS

Position	Fortimedix Partnumber	XTENT Partnumber	Description	Specification numbers
1	100052	MS02703	XTENT coronary stent 3.5mm MP35N	118001 & 199014
2	100061	MS03481	XTENT coronary stent 3.0mm MP35N	131001 & 199014

APPENDIX 2: PRICES

	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	∞
[*]	[*]	[*]	[*]	[*]	[*]

Prices are Ex-Works (Incoterms 2000), excluding taxes and excluding duties.

Prices for the Products are [*].

The above-mentioned prices are for stents, which are:

[*].

•                  In compliance with XTENT’s specifications as set forth in Appendix 1 and any other specifications agreed-to in writing during the term of this Agreement (including those set forth in any Purchase Order accepted by Fortimedix).

The above-mentioned prices include [*].

Certain Confidential Information contained in this document, marked by “[*],” has been omitted and filed separately with the securities and exchange commission pursuant to rule 406 of the securities act of 1933, as amended.

APPENDIX 3: XTENT PURCHASE ORDER TERMS AND CONDITIONS

SHIPPING INSTRUCTIONS

1.            Tariff Provisions: All shipments shall be made in strict conformity with governing tariff rules and regulations and packaging specifications, except where otherwise specifically required by provisions of this Order.

2.            Routing Instructions:

(a) Freight shipments are to be routed via Order instructions or as authorized by Buyer.  Seller will request prior routing instructions for delicate equipment or emergency shipments.

(b) Freight Charges: Shipments are to be made “Freight Collect” on FOB source shipments, unless otherwise specified herein. AIRBORNE shipments are to have freight charges prepaid and added to the goods invoice. Attach copies of paid freight bills to any invoice that includes transportation charges.

(c) Insurance: Do not declare any value for carriage or insurance.  Shipments shall be released to minimum value of governing classification or tariff, or insured for minimum value for traceability.

(d) Consolidation: Except where limited by Clause 2(c), above, consolidate all shipments to the delivery point specified herein, for any one day, on one bill of lading.

(e) Purchase Order Number(s) must appear on all correspondence; shipping labels; invoices; and shipping documents, including packing sheets, bills of lading, and air bills.

3.            Hazardous Material Packaging, Labeling, and Shipping: Seller shall comply with provision 10 below.

PURCHASE ORDER GENERAL PROVISIONS

1.            Warranties: Seller expressly warrants that all items furnished to Buyer hereunder will be fit and safe for the purpose for which manufactured and for any particular purpose recommended to Buyer by Seller, will be free from defects in material and workmanship, will conform to applicable specifications, drawings, samples and descriptions and, if of Seller’s design, will be free of design defects. These warranties are in addition to any other express or implied warranties of Seller with respect to the items, and shall survive acceptance by Buyer of items and any payment by Buyer with respect to items. Neither Seller’s shipment of any items ordered hereby nor payment by Buyer of any invoice from Seller to Buyer therefore shall constitute Buyer’s acceptance of items ordered hereby or waiver of Seller’s warranties hereunder.  If in Buyer’s reasonable opinion any item delivered by Seller hereunder is unmerchantable, unfit for its intended use, or for any particular purpose recommended to Buyer by Seller, or otherwise defective; then, at any time within ninety (90) days from the date when such items are received by Buyer, Seller shall at the Seller’s cost, including, without limitation reasonable field and shutdown costs and any and all packing, shipment, delivery, and installation costs, promptly repair, modify, or replace any items.

2.            Changes: By written order, Buyer may from time to time order work suspension or make changes in drawings, designs, specifications, quantity, place of delivery, methods of shipment and packaging, property and services furnished by Buyer. If such change causes an increase or decrease in the price of this Order or in the time required for its performance, Seller shall promptly notify Buyer thereof and assert its claim for adjustment within 10 days after the change is ordered, and an equitable adjustment shall be made. However, nothing in this provision shall excuse Seller from proceeding immediately with the Order as changed.  Whether made pursuant to this provision or by mutual agreement changes shall not be binding upon Buyer except when specifically confirmed in writing by a member of Buyer’s Purchasing Department. Information, advice, approvals, or instructions given by Buyer’s technical personnel or other representatives shall be deemed expressions of personal opinions only and shall not affect Buyer’s and Seller’s right and obligations hereunder unless set forth in a writing which is signed by a member of Buyer’s Purchasing Department and which expressly states that is constitutes an amendment to this Order. Seller is required to notify Buyer immediately upon making any changes to the Sellers manufacturing process, materials, or handling that could possibly affect the quality of the material or service when incorporated into a finished device.

3.            Infringement Indemnity: Seller warrants that items furnished hereunder will not and do not infringe any third party patent, copyright, trademark, or trade secret. If any claim, action, suit or other proceeding is brought against Buyer based upon copyright, trademark, patent or proprietary rights of a third party under the laws of any governmental authority relating to the items, Buyer will give timely written notice to such claim, action, suit or other proceeding to Seller.  Seller will defend any such claim, action, suit or other proceeding on behalf of and without expense to Buyer or Buyer may conduct its own defense which shall be at Seller’s expense and Seller will indemnify and save Buyer harmless from all losses, costs or damages, including without limitations reasonable fees for attorneys suffered by Buyer as a result of any such claim, action, suit or other proceeding. Seller will, at Seller’s expense (a) use Seller’s best efforts to procure for Buyer or Buyer’s customers the right to continue selling or using any items or parts thereof that may be affected by such claim of infringement, or (b) replace the allegedly infringing items or parts thereof with non-infringing items or modify such items or parts thereof so that they become non-infringing; provided however, that such modification shall not materially alter the characteristics, or affect or increase the cost of use, operation or maintenance of such items.

4.            Proprietary Information, Duplication and Disclosure:

(a) Seller shall not use for any purpose, other than fulfilling Buyer’s Orders, or disclose, without Buyer’s prior written consent, any tools or other items or any drawings, specifications, technical information or other data which have been specifically designed for Buyer in connection with this Order or furnished by Buyer.

(b) Seller agrees that it will not publicize this Order or disclose, confirm, or deny any details thereof to third parties, or use Buyer’s name in connection with Seller’s sales promotion or publicity without prior written approval from Buyer.

5.            Default: Buyer may terminate this Order for Seller’s default, if Seller becomes insolvent, fails to pay it’s debts as they become due, or makes or proposes an assignment for the benefit of creditors.

6.            Force Majeure: Neither Buyer nor Seller shall be liable in damages for, nor shall this Purchase Order be terminable or cancelable by reason of, any delay or default in either party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including but not limited to, acts of God, action of any government or agency thereof, war or insurrection, civil commotion, destruction of facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. The party so affected shall give prompt notice to the other party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. Both parties agree to endeavor to resume performance of all obligations under this Purchase Order as soon as practical if such performance is delayed or interrupted by reason of force majeure.

7.            Assignments and Subcontracting:

(a) Neither this Order nor any interest herein nor claim hereunder may be assigned or delegated by Seller; nor may all or substantially all of this Order be further subcontracted by Seller without the prior written consent of Buyer. Buyer’s consent shall not be deemed to relieve Seller of its obligations to comply fully with the requirements hereof.

(b) Notwithstanding the above, Seller may without Buyer’s consent assign monies due and to become due hereunder provided Buyer shall continue to have the right to exercise and all of its rights under, settle any and all claims arising out of and enter into amendments to this Order, without notice to or consent of the assignee. Buyer shall be given notice of the assignment; all invoices shall refer to the assignment.

8.            Invoices:

(a) Invoices in duplicate shall be mailed to Buyer’s Accounts Payable Department when items are shipped. The time for payment shall not commence before Buyer’s actual or scheduled receipt, whichever is later of items at their destination or before performance by Seller in accordance with the requirements of this Order. Without limiting Buyer’s other remedies, if data is deficient or is not furnished when scheduled. Buyer may withhold remaining payments (or such portion thereof as Buyer may deem equitable) until such deficiency or delinquency is cured. All shipping costs and all federal manufacturers’ and retailers’ excise and state or local sales or use taxes, when applicable, must be billed as separate items on Seller’s invoices. And all tax exemption certificates shall be accepted by Seller.

(b) In addition to any other remedies that may be available in law or in equity, Buyer shall have the right to recover from Seller by offset or otherwise the price of any items returned to Seller under the terms of this Order.

9.            Buyer’s Representatives: Buyer’s employees are functioning in a representative capacity for Buyer with respect to any actions taken in connection with this Purchase Order and may not be held personally liable by Seller for such actions.

10.          Hazardous Material Packaging, Labeling, and Shipping: Seller shall package label, transport, and ship hazardous materials or items containing hazardous materials in accordance with all applicable Federal, State and Local laws and regulations, including but not limited to current published issues of tariffs and regulations reflecting 49 Code of Federal Regulation Articles 100-199, the Explosive Safety Manual AFM 127-100 and Federal Aviation Regulation 103, as amended (e.g., the current Hazardous materials Regulations of the Department of Transportation; the Official Air Transport Restricted Articles Tariff; and subsequent reissues thereof) and furnish appropriate Material Safety Data Sheets in accordance with California Hazardous Substances Information and Training Act. Seller prior to each hazardous material shipment, shall notify Buyer of its nature and shipment data by such means of communication as will allow for proper preparation for acceptance of delivery by the carrier of the material and shall identify same on all shipping documents.

11.          Cancellation: Buyer may cancel this Purchase Order with 30 days written notice to Seller. Buyer and Seller will negotiate a reasonable cancellation fee to be paid by Buyer, such fee including such Seller expenses as costs for specialty raw materials procured in advance by Seller for Buyer for this Purchase Order, goods in progress and finished goods on hand. Such cancellation fee will not include any penalty for cancellations.

12.          Disputes: Irrespective of the place of performance, this Order will be construed and interpreted according to the laws of the state of California without resort to California’s Conflicts of Laws rules. Pending final resolution of a dispute hereunder, the seller shall proceed diligently with the performance of this Order and in accordance with the Buyer’s decision. Venue for any legal proceedings between Buyer and Seller shall be in the state or federal judicial district closest to Menlo Park, California.

13.          General: This order and the attachments and documents incorporated herein constitute the complete and exclusive statements of the terms of this agreement between Buyer and Seller and supersede all prior representations, understandings, and communications relating hereto. The invalidity in whole or in part of any provision of this Order shall not affect the validity of other provisions. Buyer’s failure to insist, in any one or more instances, upon the performance of any term of Order shall not be construed as a waiver or relinquishment of Buyer’s right to such performance or to future performance of such a term or terms and Seller’s obligation in respect thereto shall continue in full force and effect. Time shall be of the essence hereunder. Seller shall perform work and make deliveries no earlier than and only to the minimum extent consistent with delivery schedules and other requirements.

14.          Precedence: Conflicting provisions hereof, if any shall prevail in the following descending order of precedence: (1) typed provision set forth on this Order, (2) Buyer’s Purchase Order Attachments, (3) the preprinted portion of this Order, including these Purchase Order General Provisions, 4) statement of work, and (5) specifications attached or incorporated by reference.

                                                                                                                                     Rev. 6/06-SF